                                     EXHIBIT 99.1
                                     ------------


FOR IMMEDIATE RELEASE:


PRESS CONTACT:
Lesley Mattos
NETWORK GENERAL
415/473-2043
lesleym@ngc.com


                  NETWORK GENERAL AGREES TO ACQUIRE CINCO NETWORKS

MENLO PARK, CA - JULY 30, 1997 - Network General Corporation (NASDAQ:NETG), a leading worldwide provider of network fault and performance management solutions, announced today that it signed a definitive agreement to acquire privately-held Cinco Networks, Inc., a Pleasanton, California-based provider of network analysis products.

Under the terms of the acquisition transaction, which is expected to close by the end of August, Network General will acquire all of the outstanding common stock of Cinco for an initial payment of $27 million, plus the possibility of contingent payments one and two years after the acquisition.

Network General will account for the transaction as a purchase and will record charges for in process research and development and related expenses in the fiscal quarter ending September 30, 1997.

Cinco's NetXRay-Registered Trademark- and WebXRay products are Windows-based network analysis software applications which provide fault and performance management capabilities for field technicians, departmental networks, and smaller businesses. The functionality of the products is ideally suited to front-line network managers and general MIS personnel for the occasional monitoring and troubleshooting of common network problems. The products are also used by developers in the design and test of networking hardware and software.

"We are very excited about this acquisition," said Dave Carver, executive vice president and chief operating officer of Network General. "Cinco's products are a logical extension of Network General's core business and of our commitment to provide a broader base of customers with Total Network Visibility."

Network General expects to begin distributing Cinco's products immediately after the acquisition closes. More product-specific details will be announced within two weeks.

ABOUT NETWORK GENERAL
Network General Corporation (NASDAQ:NETG) is a leading provider of fault and performance management solutions for enterprise networks worldwide. Founded in 1986, the Company has extensive experience in complex heterogeneous network environments and offers a comprehensive suite of products and services designed to provide Total Network Visibility-Registered Trademark-. Worldwide headquarters are located at 4200 Bohannon Drive, Menlo Park, California, 94025.
URL: http://www.ngc.com; Telephone:  (415) 473-2000, or (800) SNIFFER
(764-3337).
                                          ##

Network General and Total Network Visibility are registered trademarks of Network General Corporation and/or its wholly owned subsidiaries, in the U.S and various other countries. NetXRay is a registered trademark of Cinco Networks. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.


                                          5